United States Steel Corporation Reports 2011 Second Quarter Results

PITTSBURGH, July 25, 2011 /PRNewswire/ --

  Net income of $222 million, or $1.33 per diluted share, including $37 million, or $0.21 per diluted share, of net foreign currency remeasurement gains on intercompany loans
  Segment income from operations of $396 million, a significant improvement from first quarter 2011 and second quarter 2010, reflecting a strong performance by our Flat-rolled segment
  Shipments of 5.5 million tons, a decrease of 6 percent from first quarter 2011 due primarily to reduction in U. S. Steel Europe (USSE) shipments
  Net sales of $5.1 billion, an increase of 5 percent from first quarter 2011
  Maintained strong liquidity position with $393 million of cash and $1.8 billion of total liquidity; amended domestic credit facilities in July, resulting in an increase of $225 million in these facilities
  Reportable segment allocation methodology for postretirement benefit expense changed to include only active and prior service cost components

United States Steel Corporation (NYSE: X) reported second quarter 2011 net income of $222 million, or $1.33 per diluted share, compared to a first quarter 2011 net loss of $86 million, or $0.60 per diluted share, and a second quarter 2010 net loss of $25 million, or $0.17 per diluted share.

Earnings Highlights

(Dollars in millions, except per share amounts)	2Q 2011	1Q 2011	2Q 2010
Net Sales	$ 5,120	$ 4,864	$ 4,681
Segment income (loss) from operations
Flat-rolled	$ 374	$ (36)	$ 111
U. S. Steel Europe	(18)	(5)	19
Tubular	31	32	97
Other Businesses	9	13	28
Total reportable segment and Other Businesses income from operations	$ 396	$ 4	$ 255
Postretirement benefit expenses	(96)	(95)	(57)
Income (loss) from operations	$ 300	$ (91)	$ 198
Net interest and other financial (income) costs	13	(21)	150
Income tax provision	65	16	72
Net income attributable to noncontrolling interests	-	-	1
Net income (loss) attributable to United States Steel Corporation	$ 222	$ (86)	$ (25)
-Per basic share	$ 1.54	$ (0.60)	$ (0.17)
-Per diluted share	$ 1.33	$ (0.60)	$ (0.17)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Our operating results improved significantly from the first quarter, driven primarily by higher average realized prices and stable raw materials costs in our Flat-rolled segment. U. S. Steel Europe segment results were slightly lower, reflecting significantly lower shipments and capacity utilization and increased raw materials costs, partially offset by higher average realized prices. Tubular segment results were in line with the first quarter of 2011."

The company reported second quarter income from operations of $300 million, compared to a loss from operations of $91 million in the first quarter of 2011 and income from operations of $198 million in the second quarter of 2010.

Postretirement benefit expenses increased in 2011 as compared to 2010, reflecting higher amortization of unrecognized losses and lower asset returns, both of which relate to a lower market-related value of assets caused by the recognition of remaining deferred 2008 investment losses.

Net interest and other financial costs in the second quarter of 2011 included a foreign currency gain that increased net income by $37 million, or 21 cents per share. The net gain primarily resulted from the accounting remeasurement of a $1.7 billion dollar U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by losses on euro-U.S. dollar derivatives activity. This compares to a foreign currency gain that increased net income by $81 million, or 56 cents per diluted share, in the first quarter of 2011 and a foreign currency loss that decreased net income by $96 million, or 62 cents per diluted share, in the second quarter of 2010.

For the six months ended June 30, 2011, we recorded a tax provision of $81 million on our pre-tax income of $217 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, and also does not reflect any tax provision for foreign currency remeasurement gains that are not recognized in any jurisdiction.

As of June 30, 2011, U. S. Steel had $393 million of cash and $1.8 billion of total liquidity as compared to $421 million of cash and $2.0 billion of total liquidity at March 31, 2011. In July 2011, we amended our domestic credit facilities, resulting in an increase in these facilities of $225 million.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. In the second quarter 2011, we changed our segment allocation methodology for postretirement benefit expenses, which consists of pensions, retiree health care and life insurance. Historically, we directly attributed all service cost and amortization of prior service costs for active employees and allocated a portion of interest cost, expected return on plan assets and amortization of actuarial gains and losses to our segments. Under the revised allocation methodology, active service cost and amortization of prior service costs, which represent the cost of providing these benefits to our active employees, continue to be attributed to our segments. Interest cost, expected return on plan assets and amortization of actuarial gains and losses are included in postretirement benefit expenses and are no longer allocated to segments. We have revised prior-period segment information to conform to the current period presentation. The change resulted in an increase in U. S. Steel's reportable segments and Other Businesses income from operations with an equal and offsetting increase to postretirement benefit expenses of $24 million and $14 million for the first quarter of 2011 and second quarter of 2010, respectively. The change did not affect consolidated income from operations or net income.

The change in our allocation methodology was made to focus on the recurring costs of the operating segments without the volatility of the financing and interest components of net periodic benefit cost and to improve comparability of U. S. Steel's segment results to our peer companies.

U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $396 million, or $72 per ton, in the second quarter of 2011, compared with income of $4 million, or $1 per ton, in the first quarter of 2011 and income of $255 million, or $43 per ton, in the second quarter of 2010.

Flat-rolled income from operations improved significantly from the first quarter of 2011 to $95 per ton. The increase was driven largely by an $83 per ton increase in average realized prices, as we realized the benefits from increases in spot and contract prices. Shipments were in line with the first quarter and costs for raw materials remained stable, reflecting our iron ore, coal and coke positions. While we continue to operate Hamilton Works' coke batteries, the iron and steelmaking and finishing facilities remained idled throughout the quarter due to an ongoing labor dispute. We incurred approximately $40 million in idle facility carrying costs in both the first and second quarters of 2011. The raw steel capability utilization rate in the second quarter was 81 percent for the Flat-rolled segment. Excluding Hamilton Works, the raw steel capability utilization was 90 percent for the second quarter.

Second quarter 2011 results for USSE were lower than the first quarter of 2011. Shipments decreased by 21 percent to 1.1 million tons, while average euro-based transaction prices improved due to increased contract proceeds and higher spot market prices early in the quarter. Spot market prices and shipments trended lower during the quarter as low-priced imports were delivered into the European market. Due to reduced spot market prices and weaker demand, a blast furnace in Serbia that was idled for planned maintenance early in the quarter remained idled, and our raw steel capability utilization rate for the second quarter decreased to 78 percent. We recorded lower of cost or market charges of approximately $10 million in the second quarter. Raw materials costs increased during the second quarter, reflecting higher coal and iron ore costs. We continue to face challenges in Serbia, including complete reliance on purchased coke, a less favorable product mix, a slower recovery in the Balkan region and an increase in lower-priced imports.

Tubular results were in line with the first quarter of 2011. Average realized prices increased by eight percent to $1,565 per ton as price increases took effect and product mix improved. Increases in average realized prices were primarily offset by higher costs for hot-rolled bands, supplied by our Flat-rolled segment, and purchased rounds.

Outlook

Commenting on U.S. Steel's outlook for the third quarter, Surma said, "The United States and Europe continue to face an uneven economic recovery. The continuing fiscal uncertainty in the U.S. and Europe is not helping the situation. Reflecting the effects of a slowing economy, we expect to report an overall lower operating profit in the third quarter; however, we expect significant improvement in our Tubular operating income compared to the second quarter 2011."

Flat-rolled results for the third quarter are expected to decline compared to the second quarter 2011, reflecting lower average realized prices on our monthly index-based contracts and our spot market business as increasing capacity and imports have placed pressure on current transaction prices. Raw materials costs are expected to remain relatively stable, reflecting our iron ore, coke and coal positions. Shipments and raw steel utilization are expected to be in line with the second quarter.

We expect the third quarter results for our European segment to be in line with the second quarter 2011. Although we expect an overall decline in average realized prices, we expect seasonal effects to result in increased demand late in the quarter. Raw materials costs are expected to be in line with the second quarter.

Tubular third quarter results for 2011 are expected to improve significantly compared to the second quarter, driven by both increased shipments and improved average realized prices. Demand for energy-related tubular products is projected to increase during the third quarter, primarily due to the continued strength of horizontal and oil-directed drilling. In addition, substrate costs, in the form of hot-rolled bands supplied by our Flat-rolled segment, are expected to be lower throughout the quarter.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are in the early stages of a gradual economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery. U. S. Steel has incurred costs to rebuild working capital during the recovery and we may continue to incur additional working capital costs primarily related to the increases in raw materials prices, but we cannot accurately forecast the amount of such costs. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including any successor to the labor agreement covering our Hamilton Works operations; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. Factors that may affect our decisions on strategic initiatives include, among other things: (s) the cost and availability of capital; (t) the anticipated cost of additional facilities (whether built or acquired); and (u) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications. Factors that may affect our ability to construct new facilities include: (v) levels of cash flow from operations; (w) general economic conditions; (x) business conditions; (y) cost and availability of capital; (z) receipt of necessary permits; and (aa) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires. The tax provision for the six months ended June 30, 2011, is based on an estimated annual effective rate, which requires management to make its best estimate of annual pretax income or loss. During the year, management regularly updates forecasted annual pretax results for the various countries in which we operate based on changes in factors such as prices, shipments, product mix, plant operating performance and cost estimates. To the extent that actual 2011 pretax results for U.S. and foreign income or loss vary from estimates applied at the end of the most recent interim period, the actual tax provision or benefit recognized in 2011 could be materially different from the forecasted amount used to estimate the tax provision for the six months ended June 30, 2011. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on second quarter earnings on Tuesday, July 26, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2011	2011	2010	2011	2010

NET SALES	$ 5,120	$ 4,864	$ 4,681	$ 9,984	$ 8,577

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,498	4,621	4,184	9,119	7,823
Selling, general and administrative expenses	189	180	152	369	300
Depreciation, depletion and amortization	171	169	162	340	327
Income from investees	(31)	(8)	(9)	(39)	(4)
Net gain on disposal of assets	(4)	(6)	(2)	(10)	(5)
Other income, net	(3)	(1)	(4)	(4)	(5)

Total operating expenses	4,820	4,955	4,483	9,775	8,436

INCOME (LOSS) FROM OPERATIONS	300	(91)	198	209	141
Net interest and other financial (income) costs	13	(21)	150	(8)	258

INCOME (LOSS) BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	287	(70)	48	217	(117)
Income tax provision	65	16	72	81	65

Net Income (loss)	222	(86)	(24)	136	(182)
Less: Net income attributable to the
noncontrolling interests	-	-	1	-	-
NET INCOME (LOSS) ATTRIBUTABLE TO UNITED
STATES STEEL CORPORATION	$ 222	$ (86)	$ (25)	$ 136	$ (182)

COMMON STOCK DATA:

Net income (loss) per share attributable to United
States Steel Corporation shareholders:
-Basic	$ 1.54	$ (0.60)	$ (0.17)	$ 0.95	$ (1.27)
-Diluted	$ 1.33	$ (0.60)	$ (0.17)	$ 0.85	$ (1.27)

Weighted average shares, in thousands
-Basic	143,922	143,801	143,504	143,863	143,447
-Diluted	171,591	143,801	143,504	171,583	143,447

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05	$ 0.10	$ 0.10

UNITED STATES STEEL CORPORATION
CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

		Six Months Ended
		June 30
(Dollars in millions)		2011	2010

Cash (used in) provided by operating activities:
Net income (loss)		$ 136	$ (182)
Depreciation, depletion and amortization		340	327
Pensions and other postretirement benefits		55	(164)
Deferred income taxes		43	41
Working capital changes		(516)	(703)
Income taxes receivable/payable		151	237
Currency remeasurement (gain) loss		(145)	180
Other operating activities		(26)	(84)
Total		38	(348)

Cash (used in) provided by investing activities:
Capital expenditures		(401)	(242)
Disposal of assets		16	80
Other investing activities		6	(23)
Total		(379)	(185)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	1,273	-
	- repayments	(1,100)	(270)
Issuance of long-term debt, net of financing costs		-	669
Repayment of long-term debt		(14)	(103)
Common stock issued		4	2
Dividends paid		(14)	(14)
Total		149	284

Effect of exchange rate changes on cash		7	(22)

Net (decrease) increase in cash and cash equivalents		(185)	(271)
Cash and cash equivalents at beginning of the year		578	1,218

Cash and cash equivalents at end of the period		$ 393	$ 947

UNITED STATES STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2011	2010

Cash and cash equivalents	$ 393	$ 578
Receivables, net	2,695	2,023
Inventories	2,698	2,352
Other current assets	235	351
Total current assets	6,021	5,304
Property, plant and equipment, net	6,736	6,486
Investment and long-term receivables, net	687	670
Goodwill and intangible assets, net	2,066	2,035
Other assets	735	855

Total assets	$ 16,245	$ 15,350

Accounts payable	$ 2,153	$ 1,804
Payroll and benefits payable	1,001	938
Short-term debt and current maturities of long-term debt	217	216
Other current liabilities	228	189
Total current liabilities	3,599	3,147
Long-term debt, less unamortized discount	3,684	3,517
Employee benefits	4,283	4,365
Other long-term liabilities	463	469
United States Steel Corporation stockholders' equity	4,215	3,851
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 16,245	$ 15,350

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2011	2011	2010	2011	2010

INCOME (LOSS) FROM OPERATIONS
Flat-rolled (a)	$ 374	$ (36)	$ 111	$ 338	$ 43
U. S. Steel Europe	(18)	(5)	19	(23)	31
Tubular (a)	31	32	97	63	143
Other Businesses (a)	9	13	28	22	39

Reportable Segment and Other Businesses Loss from Operations (a)	396	4	255	400	256
Postretirement benefit expenses (a)	(96)	(95)	(57)	(191)	(115)
Total Income (Loss) from Operations	$ 300	$ (91)	$ 198	$ 209	$ 141

CAPITAL EXPENDITURES
Flat-rolled	$ 142	$ 125	$ 74	$ 267	$ 154
U. S. Steel Europe	44	23	28	67	72
Tubular	33	31	13	64	13
Other Businesses	2	1	2	3	3

Total	$ 221	$ 180	$ 117	$ 401	$ 242

(a) Amounts prior to the second quarter 2011 have been restated to reflect a change in our segment allocation methodology for postretirement benefit expenses.  Under the revised allocation methodology, only service cost and amortization of prior service costs for active employees are allocated to segments.  Interest cost, expected return on plan assets, and actuarial gains and losses, a portion of which was historically allocated to segments, are no longer allocated to segments.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
	2011	2011	2010	2011	2010

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	803	720	700	761	678
U. S. Steel Europe	930	823	687	870	649
Tubular	1,565	1,447	1,496	1,506	1,452
Steel Shipments: (a) (b)
Flat-rolled	3,936	3,954	4,061	7,890	7,633
U. S. Steel Europe	1,138	1,445	1,386	2,583	2,908
Tubular	424	425	433	849	743

Total Steel Shipments	5,498	5,824	5,880	11,322	11,284
Intersegment Shipments: (b)
Flat-rolled to Tubular	458	389	441	847	802
Raw Steel Production : (b)
Flat-rolled	4,894	4,598	4,979	9,492	9,165
U. S. Steel Europe	1,431	1,681	1,637	3,112	3,225
Raw Steel Capability Utilization: (c)
Flat-rolled	81%	77%	82%	79%	78%
U. S. Steel Europe	78%	92%	89%	85%	88%

(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184